UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 29, 2015

PARKER DRILLING COMPANY
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	73-0618660 (I.R.S. Employer Identification No.)

5 Greenway Plaza, Suite 100, Houston, Texas 77046

(Address of principal executive offices) (Zip code)

(281) 406-2000

(Registrant’s telephone number, including area code)

Not Applicable

(Former Address if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14A-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On September 29, 2015, Parker Drilling Company (the “Company”) entered into the Second Amendment (the “Credit Agreement Amendment”) to the Second Amended and Restated Credit Agreement dated as of January 26, 2015 (as amended by that First Amendment to Second Amended and Restated Credit Agreement dated as of June 1, 2015 and the Credit Agreement Amendment, the “Credit Agreement”) among the Company, the lenders party thereto from time to time, Bank of America N.A., as administrative agent and l/c issuer, and the other parties thereto. The Credit Agreement Amendment, among other things, modifies certain financial covenants, increases the applicable rate for certain higher levels of consolidated leverage, allows multi-year letters of credit up to an aggregate amount of $5 million, limits payment prior to September 30, 2017 of certain restricted payments and certain prepayments of unsecured senior notes and other specified forms of indebtedness, removes the option of the Company, subject to the consent of the lenders, to increase the Credit Agreement by up to an additional $75 million, and makes certain other changes specified therein.

Specifically, the Credit Agreement Amendment:

(a)Amends the definition of “Applicable Rate” by establishing the Applicable Rate as of the effective date of the Credit Agreement Amendment as 1.75% per annum for Base Rate Loans and 2.75% per annum for Eurodollar Rate Loans, and thereafter, upon receipt of a Compliance Certificate for each fiscal quarter most recently completed, as the applicable percentage per annum set forth below determined by reference to the Consolidated Leverage Ratio as set forth in such Compliance Certificate:

Applicable Rate
Pricing Level	Consolidated Leverage Ratio	Eurodollar Rate Loans and Letters of Credit	Base Rate Loans
1	< 2.50:1	2.50%	1.50%
2	≥ 2.50:1 but < 3.50:1	2.75%	1.75%
3	≥ 3.50:1 but < 4.25:1	3.00%	2.00%
4	≥ 4.25:1 but < 5.00:1	3.50%	2.50%
5	≥ 5.00:1	4.00%	3.00%

(b)Requires that the Company’s Consolidated Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of the Company not exceed the amounts set forth in the table below for each date of determination:

June 30, 2015	4.00:1.00
September 30, 2015	4.00:1.00
December 31, 2015	4.75:1.00
March 31, 2016	5.50:1.00
June 30, 2016	5.75:1.00
September 30, 2016	5.75:1.00
December 31, 2016	5.75:1.00
March 31, 2017	5.25:1.00
June 30, 2017	4.50:1.00
September 30, 2017	4.25:1.00
December 31, 2017 and thereafter	4.00:1.00

(c)Reduces the Company’s Consolidated Interest Coverage Ratio requirement from not less than 2.50:1.00 to 2.25:1.00 for any period of four consecutive fiscal quarters ending on and as of the last day of such periods ending on March 31, 2016, June 30, 2016, September 30, 2016 and December 31, 2016;

(d)Restricts the Company’s ability to make payments for the purchase, redemption, defeasance, retirement or other acquisition of the Company’s equity interests, or to make any other distribution with respect thereto (including payments of dividends) prior to September 30, 2017, other than payments made in the form of the Company’s common stock;

(e)Restricts the Company’s ability to make any optional prepayment, repurchase, redemption, defeasance or any other voluntary payment in respect of any of the Company’s senior notes or certain other indebtedness, unless the prepayment, repurchase, redemption, defeasance or other voluntary payment is made from the proceeds of (i) a substantially concurrent refinancing of such indebtedness or (ii) an issuance of equity interests of the Company; and

(f)Eliminates the Company’s ability to increase the credit facility by $75 million.

The above description of the material terms and conditions of the Credit Agreement Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement Amendment and the Credit Agreement.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Parker Drilling Company
Date: September 29, 2015	By:	/s/ Christopher T. Weber
Christopher T. Weber
Senior Vice President and Chief Financial Officer